Exhibit 10.1

Summary of Compensation Arrangements with Executive Officers
As of April 1, 2009

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of Marine Products Corporation (“the Company”) and the Company’s other three most highly compensated executive officers (the “Named Executive Officers”) as of April 1, 2009.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The annual base salaries for the Company’s Named Executive Officers as of April 1, 2009 are as follows:

R. Randall Rollins, Chairman of the Board	$150,000
Richard A. Hubbell, President and Chief Executive Officer	$175,000
James A. Lane, Jr. Executive Vice President and President of Chaparral Boats, Inc.	$ 67,841
Linda H. Graham Vice President and Secretary	$ 70,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$100,000

These salaries may be adjusted from time to time in the discretion of the Company’s Compensation Committee.

Discretionary Bonuses

All of the Named Executive Officers are eligible for annual cash bonuses which are awarded on an entirely discretionary basis, following a review by the Company’s Compensation Committee of the performance of the Company and the executives for the relevant year.  Discretionary bonuses are not made subject to any plan or program, written or unwritten.  No specific performance criteria are established in advance, and no specific ranges for bonuses are established in advance.  Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee.

The Compensation Committee’s current policy is not to award discretionary bonuses to Mr. Lane, although the Committee could award such a bonus in the future.  Mr. Lane is party to a Compensation Agreement with the Company pursuant to which he is entitled to certain payments based on Company performance.

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.  The Company’s stock incentive plans and standard forms of option and restricted stock grant agreements are filed as exhibits to this Form 10-K.

Supplemental Retirement Plan

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

Salary and Bonus Deferrals

The Plan allows participants to defer to 50% of base salary and up to 100% of annual bonus, subject to other terms and conditions set forth in the Plan.

Automobile Usage

Mr. Lane is entitled to the use of a Company owned automobile and related vehicle benefits.

Airplane Usage

Mr. Lane is entitled to use the Company’s plane for personal use, subject to reimbursement to the Company at a rate of $450 per hour.

Other Benefits

Mr. Lane participates in the regular benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans at Chaparral Boats, Inc.  Mr. Lane is also eligible for the Retirement Income Plan that was frozen in March 2002.  See Supplemental Retirement Plan above for further discussion.

All of the Named Executive Officers except Mr. Lane are also executive officers of RPC, Inc. and also receive compensation from that company.  Disclosure regarding such compensation can be found in RPC, Inc.’s filings with the Securities and Exchange Commission.

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